CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 6, 2020, relating to the consolidated financial statements of DLH Holdings Corp. appearing in the entity’s Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
May 20, 2021
{N0317744 }